Exhibit (j)(1)

CONSENT OF ERNST & YOUNG LLP, INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm under the caption “Independent Registered Public Accounting Firm, Reports to Shareholders and Financial Statements” in the DWS Alternative Asset Allocation Plus Fund Statement of Additional Information and to the incorporation by reference in Post-Effective Amendment Number 85 to the Registration Statement (Form N-1A, No. 002-21789) of our report dated May 25, 2011, on the financial statements and financial highlights included in the DWS Alternative Asset Allocation Plus Fund Annual Report dated March 31, 2011.

/s/ Ernst & Young LLP

Boston, Massachusetts
May 25, 2011

G:\sec_reg\Wip2011\Mkt\Pea#85(b) - 053111 aaap class r\Consent.docx